Exhibit 10.5

EXECUTION VERSION

INTERNAP CORPORATION EMPLOYMENT COVENANTS AGREEMENT

This Employment Covenants Agreement (the “Agreement”) is made this 26th day of August 2019 and is effective for all purposes as of October 1, 2019 (the “Effective Date”), between Internap Corporation (the “Company”) and Michael Sicoli (“You” or “Your”) (collectively, the “Parties”). Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” set forth in Exhibit A. Exhibit A is incorporated by reference and is included in the definition of “Agreement.”

For and in consideration of the Company’s agreement to employ You or continue to employ You, You agree to the following terms:

1.          Fiduciary Duty. You owe a duty of care and loyalty to the Company, as well as a duty to perform Your duties to the Company in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.

2.          Work Product. Your employment duties may include the creation of Work Product in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire and shall be owned upon its creation exclusively by the Company. You hereby assign all Work Product arising from your employment duties to the Company (whether presently-existing or created in the future), for the exclusive benefit of the Company. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title and interest in and to the Work Product will not vest exclusively in the Company, then, without further consideration, You hereby assign all presently-existing Work Product to the Company, and agree to assign, and automatically assign, upon future creation, all future Work Product to the Company.

The Company shall have the right to obtain and hold in its own name copyrights, patents, design registrations and continuations thereof, proprietary database rights, trademarks, rights of publicity and any other protection available in the Work Product and all of the assets, properties, contracts, rights and obligations relating thereto, including the right to recover for damages and profits and any and all other remedies for past, present and future infringement or misappropriation of the Work Product. You shall not take any actions inconsistent with this Agreement, including but not limited to the execution of any agreements with any third parties that may affect title in any Work Product by the Company. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including a formal assignment to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable.

You agree to disclose to the Company and provide the Company with a complete written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company.

3.          License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (iii) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.

4.          Return of Company Property/Materials. Upon the termination of Your employment for  any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, personal digital assistant (PDA), keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, Customer, supplier, licensor and client lists), rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials and any other property, record, document or piece of equipment belonging to the Company. You shall not (i) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession, custody or control, or (ii) destroy, delete or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (i) any entity which is affiliated or related to the Company, or (ii) the Company’s Customers, licensors or suppliers.

5.          Injunctive Relief. If You breach Section 2 or Section 4 of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, ( or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

6.          At-will Employment. This Agreement does not create a contract of employment or a contract for benefits. Your employment relationship with the Company is at-will. This means that at either Your option or the Company’s option, Your employment may be terminated at any time, with or without cause or notice.

7.          Attorneys’ Fees. In the event of litigation relating to this Agreement, the prevailing party will be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity, regardless of which party initiated the proceedings.  If there is no prevailing party, each party will each bear their own costs and attorneys’ fees incurred.

8.          Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

9.          Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

10.        Governing Law. The laws of the Commonwealth of Virginia shall govern this Agreement without reference to the principles of conflicts of law of Virginia or any other jurisdiction.

11.         No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

12.        Entire Agreement. This Agreement, including Exhibit A which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

13.        Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.

14.        Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles and scanned images. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.

15.        Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Virginia. You consent to the personal jurisdiction of the state and/or federal courts located in Virginia. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

16.        Affirmation. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement.

IN WITNESS WHEREOF, the Parties have signed this Agreement as of the Effective Date.

Internap Corporation	Employee

By: /s/ Peter D. Aquino	/s/ Michael T. Sicoli
Title: Chief Executive Officer	Print Name: Michael T. Sicoli

EXHIBIT A
DEFINITIONS

A.          “Customer” means any person or entity to which the Company has sold its products or services.

B.          “Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s Customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s Customers, regardless of whether they are resellers, distributors or end users.

C.          “Work Product” means:

(i)
any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images and artistic works and any related application or registrations and each and every original, interim and final version, copy, replica, prototype or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof, or

(ii)
any subject matter (including but not limited to any new and useful process, machine, manufacture or composition or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by You while employed by the Company and that either (a) is created within the scope of Your employment, (b) is based on, results from or is suggested by any work performed within the scope of Your employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part by using the Company’s time, resources, data, facilities or equipment.

A-1